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                                  Exhibit 99.1

             Paradigm Technology and IXYS Corporation Agree to Merge

MILPITAS, Calif.--(BUSINESS WIRE)--March 9, 1998--Paradigm Technology, Inc. (Nasdaq:PRDM) and IXYS Corporation of Santa Clara, Calif. today announced the signing of a definitive merger agreement.

"This merger creates a new company with solid financial assets and a broad semiconductor product line, ranging from high voltage power semiconductor devices and power modules to high performance memories. We will have the resources to make the appropriate investments in R&D allowing us to continue leading edge SRAM development," stated Michael Gulett, Paradigm's president and CEO.

The exchange ratio in the merger for the IXYS equity securities will be the greater of the two ratios. The first ratio provides that upon the merger the holders of equity securities of IXYS hold 95% of the fully diluted capitalization of the combined company and that the holders of equity securities of Paradigm will hold 5% of the fully diluted capitalization of the combined company. (As used herein, fully diluted capitalization means the sum of the number of shares of common stock outstanding and issuable upon exercise or conversion of all outstanding preferred stock, warrants, options and other rights.) The second ratio provides that the value associated with the fully diluted capitalization of IXYS, at the time of the consummation of the Merger, be at least $150 million, based upon an average of the closing prices of Paradigm Common Stock prior to the Paradigm stockholders meeting.

Subject to the approval of both companies' stockholders as well as regulatory clearance and other customary closing conditions, this transaction is expected to be completed in the second quarter of 1998.

IXYS Corporation, headquartered in Santa Clara, Calif., develops, manufactures, and markets a broad spectrum of power semiconductors, power modules and ICs for the global power market. In 1989, IXYS acquired the ABB Power Semiconductor Operation in Lampertheim, Germany. Now called IXYS Semiconductor GmbH, this division has over 30 years experience serving the power market with bipolar power products. IXYS offers a broad line of power semiconductors, including power MOSFETs, IGBTs, FRED and schottky diodes, bipolar power modules, power interface ICs, and DCB substrates. With respect to its fiscal year ended March 31, 1997, IXYS Corporation reported revenues of $55,322,000, operating income of $9,199,000 and net income of $4,407,000. For more information on IXYS please visit its web site at www.ixys.com.

Headquartered in Milpitas, Calif., Paradigm Technology, Inc. designs and markets high speed, high density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high performance PCs, advanced modems and complex military/aerospace applications. The Company focuses on high performance, sub-10ns SRAMs where its technology and product design leadership in high speed and high density semiconductors can best be utilized. Paradigm can be reached on the world wide web at www.prdm.com.

When used herein, words such as "estimate", "project", "intend", "expect", and similar expressions are used to identify forward looking statements. Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing, the timely development and market acceptance of new products and upgrades to existing products, availability and cost of products from suppliers, industry wide shifts in supply and demand for semiconductor products, government actions and other risks detailed from time to time in Paradigm's SEC reports and filings.

There can be no assurances that the transaction described above will be completed since it is subject to a number of contingencies. The Company undertakes no obligation to publicly release updates or revisions to these statements.

CONTACT: Paradigm
Michael Gulett, 408/954-0500
or
Self & Associates
Trudy M. Self, 818/880-5437